SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

AMERISTAR CASINOS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

03070Q101

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03070Q101	Page 2 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None (See Item 4)
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 3 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 4 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 5 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 6 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 7 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 8 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 9 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 10 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 11 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 12 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 13 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 14 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 15 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 16 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Balyasny Atlas Enhanced Fund Limited
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5	Sole voting power None
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power None
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* CO

*	Number of Shares reported as of February 1, 2013.

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 17 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power None (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power None (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* IA

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 18 of 34 Pages

1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power None (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power None (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person None (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.00%
12	Type of reporting person* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Ameristar Casinos, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

3773 Howard Hughes Parkway, Suite 490 South Las Vegas, NV 89169 United States

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 8.90% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AGI owns 14.04% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 4.03% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF LTD owns 19.50% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. AIF2 LLC owns 9.45% of the equity interests in AMF.

(7) Atlas Institutional Fund II, Ltd. is a Cayman corporation (“AIF2 LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF2, LTD owns 27.73% of the equity interests in AMF.

(8) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 9.95% of the equity interests in AMF.

(9) Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(10) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AEF LP owns 20.90% of the equity interests in AEMF.

(11) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AEF LTD. owns 76.62% of the equity interests in AEMF.

(12) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(13) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 78.85% of the equity interests in AFT MASTER.

(14) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AFT LTD owns 20.99% of the equity interests in AFT MASTER.

(19) Lyxor/Balyasny Atlas Enhanced Fund Limited is a Jersey limited corporation (“LYXOR”), with its registered office at 18 Esplanade, St. Helier, Jersey JE4 8RT, Channel Islands.

(20) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and LYXOR.

(23) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: 03070Q101

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LTD

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LTD.

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

LYXOR

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder	Scott Schroeder
	Authorized Signatory	Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND II, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

ATLAS LEVERAGED MASTER FUND, LTD.		ATLAS LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS ENHANCED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

LYXOR/BALYASNY ATLAS ENHANCED FUND LIMITED		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Representative		Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Representative